Exhibit 23(a)(vii) under N-1A
                                                   Exhibit 3(i) under 601/Reg SK


                          THE BILTMORE MUNICIPAL FUNDS

                                 Amendment No. 7

                                     to the

                              DECLARATION OF TRUST

                              dated August 15, 1990

    Effective upon the filing with the Securities and Exchange Commission of each funds' prospectus or next prospectus update, this Declaration of Trust is amended as follows:

    Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

    "Section 5. ESTABLISHMENT AND DESIGNATION OF SERIES OR CLASS. Without limiting the authority of the Trustees set forth in Article XII, Section 8, INTER ALIA, to establish and designate any additional Series or Class, or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust are established and designated as:

    Biltmore Georgia Municipal Bond Fund
    Biltmore North Carolina Municipal Bond Fund
    Biltmore South Carolina Municipal Bond Fund"

    The undersigned Assistant Secretary of The Biltmore Municipal Funds hereby certifies that the above-stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 8th day of December, 1994.

    WITNESS the due execution hereof this 8th day of December, 1994.

                                        /S/ MARK A. SHEEHAN

                                        Mark A. Sheehan
                                        Assistant Secretary